EXHIBIT 2.2

STOCK REDEMPTION AGREEMENT

THIS STOCK REDEMPTION AGREEMENT (“Agreement”), dated January 19, 2013, is by and between Concierge Technologies, Inc., a Nevada corporation (“Company”) and Edward Wu, an individual ( “Shareholder”).

RECITAL:

WHEREAS,	Shareholder is the owner of 1,101,591 shares of Series B preferred stock of the Company (the “Shares”);

WHEREAS,	Shareholder and the Company desire to redeem the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW,	THEREFORE, the parties agree as follows.

ARTICLE I

REDEMPTION OF STOCK

1.1.	Redemption of Shares. Shareholder hereby agrees to sell, convey, transfer, assign and deliver to the Company on the Closing Date (as defined in Section 1.3), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, the Shares of duly and validly issued, fully paid and nonassessable common stock of the Company, representing all of the shares of Series B preferred shares of the Company owned by Shareholder.

1.2	Redemption Consideration. In exchange for Shares, the Company agrees to sell, convey, transfer, assign and deliver to Shareholder on the Closing Date (as defined in Section 1.4), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, 1,214,736 shares duly and validly issued, fully paid and non-assessable common stock of Planet Halo, Inc., a wholly owned subsidiary of the Company, representing all of the issued and outstanding shares of Planet Halo, Inc. (the “Planet Halo shares”). The Company further agrees to cancel and release Planet Halo, Inc. of all inter-company debt owed by Planet Halo, Inc. to the Company (the “Inter-Company Debt Forgiveness”). The Planet Halo Shares and Inter-Company Debt Forgiveness shall collectively be referred to as the “Redemption Consideration”.

1.3.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Company at 9:00 a.m. on January 31, 2013, or such other date and at such other time as may be agreed in writing between the parties. The date and time of the Closing are herein referred to as the “Closing Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to the Company as follows:

2.1.	Ownership of the Shares. Shareholder is the record and beneficial owner of the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever and Shareholder is not subject to, or a party to, any Articles of Incorporation or Bylaws provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of such Shares.

2.2.	Authority of Shareholder. Shareholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to the Company valid, lawful and marketable title to the Shares to be sold, assigned and transferred by Shareholder pursuant to this Agreement. Shareholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to Shareholder or any of his assets or property or business.

2.3.	Title. Upon delivery to the Company of certificates representing all of the Shares, the Company will acquire lawful, valid and marketable title to the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

2.4.	Prohibitions of Transactions. Shareholder is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The	Company represents and warrants to Shareholder as follows:

3.1.	Approval. The Company has all necessary corporate power and is duly authorized to purchase, acquire and accept the Shares as specified in this Agreement. The Company has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby.

3.2.	Authority of Company. The Company has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to the Company valid, lawful and marketable title to the Planet Halo Shares to be sold, assigned and transferred by the Company pursuant to this Agreement. The Company represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to the Company or any of its assets or property or business.

3.3.	Title. Upon delivery to Shareholder of certificates representing all of the Planet Halo Shares, the Company will acquire lawful, valid and marketable title to the Planet Halo Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

3.4.	Prohibitions of Transactions. The Company is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

ARTICLE IV

CLOSING DOCUMENTS

5.1	Deliveries of Shareholder. Shareholder shall deliver to the Company on the Closing Date all of the following, executed as appropriate:

(a)	The stock certificate(s) representing the Shares duly endorsed for transfer or accompanied by an executed stock power.

5.2	Deliveries of Buyer. The Company shall deliver to Shareholder on the Closing Date all of the following, executed as appropriate:

(a)	The stock certificate(s) representing the Planet Halo Shares duly endorsed for transfer or accompanied by an executed stock power; and

(b)	Documentation of the release of the Inter-Company Debt by the Company.

ARTICLE VI

INDEMNIFICATION

4.1	By Company. The Company agrees to indemnify, reimburse, defend and hold harmless the Shareholder from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing less any undisputable net tax benefits recognized by the party seeking indemnification as a result of the matter which is the subject of the indemnification claim (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(a)	Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by the Company in this Agreement or any other document delivered by the Company;

(b)	Any breach of or failure by the Company to perform any covenant or obligation of the Company set out or contemplated in this Agreement or any other document delivered by the Company; or

4.2	By Shareholder. Shareholder agrees to indemnify, reimburse, defend and hold harmless the Company, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(a)	Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by such Stockholder in this Agreement or any other document delivered by Shareholder;

(b)	Any breach of or failure by Shareholder to perform any covenant or obligation of Shareholder set out or contemplated in this Agreement or any other document delivered by Shareholder; or

(c)	Any Damages arising from the operations, conduct or activities of Planet Halo, Inc. after the Closing.

4.3	Defense of Claims. If any action, claim, suit, proceeding, arbitration, order, or governmental investigation or audit (an “Action or Proceeding”) is filed or initiated by any third party against any party entitled to the benefit of indemnity hereunder (an “Indemnified Party”), Indemnified Party shall give written notice of such Action or Proceeding to the party owing indemnity hereunder (an “Indemnifying Party”) as promptly as practicable (and in any event within thirty (30) days after the service of the citation or summons in respect of such Action or Proceeding); provided, however, that the failure of any Indemnified Party to give timely notice of any Action or Proceeding shall not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

After an Indemnified Party gives notice of an Action or Proceeding to an Indemnifying Party, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of his, her or its indemnity hereunder in connection with such Action or Proceeding, then the Indemnifying Party shall be entitled, if he, she or it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of his, her or its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s cost, risk and expense (unless (i) the Indemnifying Party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party may withhold such consent if, among other things, such compromise or settlement (x) would adversely affect the conduct of business of such Indemnified Party or (y) requires less than an unconditional release to be obtained. If the Indemnifying Party takes control of the defense and investigation of an Action or Proceeding under this Section 7.3, the Indemnifying Party will provide the Indemnified Party access to all records, documents and personnel of the Indemnifying Party and keep the Indemnified Party informed relating to any Action or Proceeding under this Section 4.3.

If (i) the Indemnifying Party fails to assume the defense of such Action or Proceeding within fifteen (15) days after the Indemnified Party gives notice thereof pursuant to this Section 4.3, or (ii) the named parties to such Action or Proceeding include both of the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the Action or Proceeding, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 4.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment. Regardless of whether the Indemnifying Party or the Indemnified Party assumes the defense of any Action or Proceeding under this Section 4.3, the Indemnifying Party will pay all costs and expenses in connection with the defense, compromise or settlement for such Action or Proceeding.

If the Indemnifying Party assumes the defense of any Action or Proceeding under this Section 4.3, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the Indemnifying Party’s attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the Indemnified Party may, at his or its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The Indemnifying Party shall pay all expenses due under this Section 4.3 as such expenses become due. In the event such expenses are not so paid, the Indemnified Party shall be entitled to settle any Action or Proceeding under this Section 4.3 without the consent of the Indemnifying Party and without waiving any rights the Indemnified Party may have against the Indemnifying Party.

4.4	Claims. After becoming aware of a claim for indemnification under this Article IV not involving any Action or Proceeding of the type described in Section 4.3, the Indemnified Party shall give notice to the Indemnifying Party of such claim and the amount the Indemnified Party will be entitled to receive hereunder from the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article IV except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby. If the Indemnified Party does not receive an objection in writing (a “Notice of Disagreement”) to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party the amount of such claim, and no later objection by the Indemnifying Party shall be permitted. If the Indemnifying Party agrees that it has an indemnification obligation but objects in a timely-delivered Notice of Disagreement that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Party’s claim for the difference.

ARTICLE V

MISCELLANEOUS

5.1.	Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to the Company, Shareholder or Investor in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

5.2.	Expenses. The Company and Shareholder will each pay all of their respective legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof.

5.3.	Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of California.

5.4.	Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

5.5.	Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

5.6.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

5.7.	Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

5.8.	Counterparts. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

5.9.	Waiver. Waiver by any party hereunder of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

5.10.	Non-exclusivity. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

5.11	Notices. All notices, requests, consents and other communications required or permitted hereunder must be in writing and must be personally delivered, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier:

If to the Shareholder:

Edward	Wu
1309	Wayne Way
San	Mateo, CA 94403

If	to the Company, at:

Concierge	Technologies, Inc.
29115	Valley Center Road, Suite K-206
Valley	Center, CA 92082
Attn.	David Neibert, Chief Executive Officer

With	a copy to:

Horwitz	Cron & Armstrong, LLP
26475	Rancho Parkway South
Lake	Forest, CA 92630
Attn:	Lawrence M. Cron, Esq.

Or to such other address as Shareholder or the Company may specify to the other by written notice, and such notices and other communications will be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.

COMPANY:

CONCIERGE	TECHNOLOGIES, INC.

___________________________________
By:	David Neibert
Title:	President

SHAREHOLDER:

EDWARD	WU

___________________________________